Exhibit 1

January 22, 2020

Dear Fellow Shareholder,
You are cordially invited to attend the Elbit Systems Ltd. Extraordinary General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, February 26, 2020, at 2:00 p.m., Israel time.
The agenda of the meeting and the proposal to be voted on is described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposal as specified in the enclosed proxy card.
We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.
Thank you for your cooperation.

Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAERHOLDERS
Haifa, Israel
January 22, 2020
This is notice that the Extraordinary General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, February 26, 2020, at 2:00 p.m., local time.
It is proposed that at the Meeting, the shareholders adopt a resolution to approve an amendment to the Company’s compensation policy to increase the maximum coverage that the Company is authorized to procure under, and the maximum annual premium that the Company is authorized to pay for, policies of directors and officers liability insurance (“D&O Insurance”) (the “Proposal”). The Company’s Board and Compensation Committee believe that such Proposal is required in light of changes in the insurance marketplace and the risks associated with the Company’s business. Further details with respect to the Proposal are included in the accompanying Proxy Statement.
The approval of the Proposal requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) at least a majority of the shares held by shareholders who are not Controlling Shareholders (as defined below) of the Company and do not have a Personal Interest (as defined below) in the approval of the Proposal, voted at the Meeting in favor of the Proposal (disregarding abstentions); or (ii) the total number of shares of the shareholders referred to in sub-section (i) above that are voted against the approval of the Proposal does not exceed two percent (2%) of the total voting rights in the Company.
Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding the company’s shares and includes a personal interest of any person voting by proxy with respect to the proposal, even if such person does not have a personal interest. The vote of such person who is voting by proxy on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means such person’s spouse, brother or sister, parent, grandparent, descendant, such persons spouse’s descendant, brother, sister or parent or the spouse of any of the above.
“Interested Party” means any entity in which a shareholder or any of his or her Relatives either:
(a) holds five percent (5%) or more of such entity’s issued share capital or voting rights;
(b) has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or
(c) is a member of such entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of the Proposal, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.
In connection with the above and for the purpose of the Proposal, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a Controlling Shareholder or has a Personal Interest in the approval of the Proposal. Failure to advise or indicate as described above will require the Company to assume that such shareholder has a Personal Interest in the approval of the Proposal, and disqualify such shareholder’s vote on the Proposal. The Company may not assume that a shareholder who signs and returns a proxy card without a specific indication as to the lack of Personal Interest of such shareholder has no Personal Interest with respect to the Proposal.
Only shareholders of record at the close of business on Monday, January 27, 2020 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. All shareholders are cordially invited to attend the Meeting in person.
Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or (as applicable) a voting instruction form, or by casting an electronic vote, as described below. A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting. Shareholders who hold their shares in “street name,” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form as described above) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s shares ownership on the Record Date.
A shareholder, whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (“TASE”), is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive for no charge, a link to the text of the proxy card and to any Position Statements (as defined below) posted on the Israel Securities Authority (“ISA”) website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.
The ISA has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the Meeting.
Shareholders are permitted to express their position on the Proposal by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Tuesday, February 18, 2020.
A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and on the website of the United States Securities and Exchange Commission (“SEC”) at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).
A copy of the accompanying Proxy Statement, which includes the full version of the Proposal, may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 77 2945358) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday - Thursday and may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.maya.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.00 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Company’s Extraordinary General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, February 26, 2020, at 2:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement of the Meeting, as specified in the accompanying Notice of the Company’s Extraordinary General Meeting of Shareholders.
It is proposed that at the Meeting, the shareholders adopt a resolution to approve an amendment to the Company’s compensation policy to increase the maximum coverage that the Company is authorized to procure under, and the maximum annual premium that the Company is authorized to pay for, policies of directors and officers liability insurance (“D&O Insurance”) (the “Proposal”). As described below, the Company’s Board and Compensation Committee believe that such Proposal is required in light of changes in the insurance marketplace and the risks associated with the Company’s business.
QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on Monday, January 27, 2020 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting, and any adjournments or postponements of the Meeting. Distribution of this Proxy Statement and the accompanying materials will be made on or about Tuesday, January 28, 2020. Shareholders who, at the close of business on the Record Date, hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or who appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”
On Friday, January 17, 2020, the Company had forty-four million one hundred sixty-two thousand one hundred and three (44,162,103) Shares outstanding, each giving a right of one vote with respect to the Proposal.
The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that, according to the Company’s Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.
The approval of the Proposal requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) at least a majority of the shares held by shareholders who are not Controlling Shareholders (as defined below) of the Company and do not have a Personal Interest (as defined below) in the approval of the Proposal, voted at the Meeting in favor of the Proposal (disregarding abstentions); or (ii) the total number of shares of the shareholders referred to in sub-section (i) above that are voted against the approval of the Proposal does not exceed two percent (2%) of the total voting rights in the Company.
Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding the company’s shares and includes a personal interest of any person voting by proxy with respect to the proposal, even if such person does not have a personal interest. The vote of such person who is voting by proxy on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.

“Relative” means such person’s spouse, brother or sister, parent, grandparent, descendant, such persons spouse’s descendant, brother, sister or parent or the spouse of any of the above.
“Interested Party” means any entity in which a shareholder or any of his or her Relatives either:
(a) holds five percent (5%) or more of such entity’s issued share capital or voting rights;
(b) has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or
(c) is a member of such entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of the Proposal, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.
In connection with the above and for the purpose of the Proposal described in this Proxy Statement, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a Controlling Shareholder or has a Personal Interest in the approval of the Proposal. Failure to advise or indicate as described above will require the Company to assume that such shareholder has a Personal Interest in the approval of the Proposal, and disqualify such shareholder’s vote on the Proposal. The Company may not assume that a shareholder who signs and returns a proxy card without a specific indication as to the lack of Personal Interest of such shareholder has no Personal Interest with respect to the Proposal.
VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or (as applicable) a voting instruction form, or by casting an electronic vote, as described below.
A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least four (4) hours prior to the Meeting, the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein.
Shareholders who hold their Shares in “street name,” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form as described above) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Shares ownership on the Record Date. Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000.
Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.
If you provide specific instructions (by marking a box on the proxy card) with regard to the Proposal, your Shares will be voted as you instruct. If you sign and return your proxy card without giving specific instructions with respect to the Proposal, and you hold your Shares in “street name,” your broker will not be permitted to vote your Shares with respect to the Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting, but will not be considered “present” for the purpose of voting on the Proposal. Such Shares have no impact on the outcome of the voting on such Proposal. If you sign and return your proxy card or voting instruction form, the persons named as proxies will vote in their discretion on any matters other than the Proposal that may properly come before the Meeting.

The Israel Securities Authority (“ISA”) has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date, or by voting through the electronic voting system on a later date (in each case such later date must precede the date of the Meeting), or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.
Unless otherwise indicated on the proxy card or the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposal. Abstentions will not be treated as either a vote “for” or “against” the Proposal, although they will be counted to determine if a quorum is present.
Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.
This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Concessions for Companies Whose Shares are Listed on a Stock Exchange Outside of Israel), 5760-2000.
POSITION STATEMENTS
Shareholders are permitted to express their position on the Proposal by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than at the close of business on Tuesday, February 18, 2020. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.
Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Wednesday, January 29, 2020. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of January 17, 2020, to the best of the Company’s knowledge, the number of Shares(1) owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and executive officers of the Company as a group.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Ownership (1)
Federmann Enterprises Ltd.(2) 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(3)	44.34%

Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel (2)	3,836,458(3)	8.69%

All officers and directors as a group (24 persons)	3,923(4)	0.009%
___________________

(1)	Based on forty-four million one hundred sixty-two thousand one hundred and three (44,162,103) Shares outstanding as of January 17, 2020.

(2)
Federmann Enterprises Ltd. (“FEL”) owns Shares of the Company directly and indirectly through Heris Aktiengesellschaft (“Heris”) which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chair of the Company’s Board and the Chair of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL. In connection with FEL’s purchase of the Company’s ordinary shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, FEL pledged an aggregate of three million (3,000,000) of the Company’s Shares to the banks.

(3)
The nineteen million five hundred eighty thousand three hundred and forty-two (19,580,342) Shares held by FEL include the three million eight hundred thirty-six thousand four hundred and fifty-eight (3,836,458) Shares held by Heris.

(4)	The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S COMPENSATION POLICY
TO INCREASE THE MAXIMUM AUTHORIZED COVERAGE AND ANNUAL
PREMIUM FOR THE COMPANY’S D&O INSURANCE

As required by the Companies Law, the Company has adopted a compensation policy regarding the terms of office and employment of its office holders (the “Compensation Policy”). The Compensation Policy was approved by the Company’s shareholders on April 11, 2018. Members of the Board (“Directors”), the Company’s Chief Executive Officer (“CEO”) and the Company’s Executive Vice Presidents (“EVPs”) (the CEO and the EVPs are collectively referred to as “Executive Officers”) are considered “office holders,” as such term is defined in the Companies Law. Under the Companies Law, D&O Insurance for the Company’s Directors and Executive Officers is considered part of the terms of office and employment of such Directors and Executive Officers, being “office holders” of the Company, and accordingly, is addressed in the Compensation Policy.
According to the Compensation Policy, the Company may purchase, from time to time, D&O Insurance for its Directors and Executive Officers. The Compensation Policy further provides that the coverage limit under each D&O Insurance purchased by the Company will not exceed $150 million, and the annual D&O Insurance premium to be paid by the Company will not exceed $1 million. Pursuant to the Compensation Policy, the insurance policy terms, as well as the premium paid by the Company, will reflect current market conditions with respect to the Company and the nature of its operations.

The Company has obtained a policy of D&O Insurance, following the approvals of the Company’s Compensation Committee and the Board, within the framework specified in the Compensation Policy. The Company is currently in the process of renewing its policy of D&O Insurance and was advised by its insurance consultant that due to general changes in the insurance market, there has been a significant increase in the premiums for policies of D&O Insurance. The Company was further advised by its insurance consultant that the Company may not be able to renew its existing policy of D&O Insurance at the current coverage limit without increasing the annual premium. In addition, the Company is considering increasing the coverage amount of the D&O Insurance in light of the scope of its existing and anticipated business activities.
The Company’s Compensation Committee and the Board have each conducted discussions on this matter and have considered, among other factors, the Company’s unique characteristics as a global technological multi-billion dollar company that is publicly traded on the NASDAQ stock market and TASE, and the responsibilities and duties of the Company’s Directors and Executive Officers. The Compensation Committee and the Board, based on expert advice, further considered current D&O insurance market conditions and premiums, as well as comparisons to other companies.
Based upon the above considerations, the Board approved, following the recommendation of the Compensation Committee, an amendment to the Compensation Policy to increase the maximum coverage that the Company is authorized to procure under each D&O Insurance policy to $200 million and to increase the maximum annual premium that the Company is authorized to pay for its D&O Insurance to $3 million; all, subject to the approval by the Company’s shareholders as set forth in this Proxy Statement, such that the second paragraph of the section titled “Indemnification and Insurance” in the Compensation Policy will read as follows:
“Without derogating from the above, Elbit may purchase, from time to time, during the term of this Policy, directors and officers liability insurance for its Directors and Executive Officers. The coverage limit under each insurance policy which shall be purchased by Elbit shall not exceed $200 million and the annual premium to be paid by Elbit shall not exceed $3 million. The insurance policy terms, as well as the premium paid by the Company shall reflect the current market conditions with respect to the Company and the nature of its operations.”
The approval of the Proposal requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) at least a majority of the shares held by shareholders who are not Controlling Shareholders of the Company and do not have a Personal Interest in the approval of the Proposal, voted at the Meeting in favor of the Proposal (disregarding abstentions); or (ii) the total number of shares of the shareholders referred to in sub-section (i) above that are voted against the approval of the Proposal does not exceed two percent (2%) of the total voting rights in the Company. In the event the Proposal is not so approved by the shareholders, the Board may nonetheless approve it, provided that the Compensation Committee and the Board, following re-discussion of the matter and for specified reasons, determine that the approval of such Proposal is nonetheless in the best interests of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to adopt a resolution to approve an amendment to the Company’s Compensation Policy to increase the maximum coverage that the Company is authorized to procure under, and the maximum annual premium that the Company is authorized to pay for, its D&O Insurance, as described in this Proxy Statement.”
The Board recommends a vote FOR approval of the Proposal.

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS

President and Chief Executive Officer

Date: January 22, 2020